UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2015

GROUPON, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-35335	27-0903295
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 West Chicago Avenue, Suite 400 Chicago, Illinois	60654
(Address of principal executive offices)	(Zip Code)

312-676-5773

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 3, 2015, Groupon, Inc. (the “Company”) appointed Rich Williams as the Chief Operating Officer and President, North America of the Company, effective immediately.

Mr. Williams, age 40, most recently served as the Company’s President, North America, since October 2014, and as the Company’s Senior Vice President of Marketing from June 2011 to October 2014. Before Groupon, Mr. Williams served in a variety of marketing leadership roles at Amazon.com, Inc. (NASDAQ: AMZN) from January 2008 to June 2011, most recently as the Director, Paid Traffic leading global advertising. Prior to joining Amazon, he spent nearly seven years in sales and marketing leadership roles at Experian plc (LSE: EXPN), a global information services company.

In connection with his appointment as Chief Operating Officer and President, North America, Mr. Williams will receive an annual base salary of $500,000, subject to annual review, and he will be eligible for an annual bonus with a target amount of $500,000 for 2015. Mr. Williams also received an award of 420,559 restricted stock units (“RSUs”) under the Groupon, Inc. 2011 Incentive Plan, as amended, of which 118,250 RSUs will vest on December 31, 2015, 81,700 RSUs will vest quarterly over a one-year period starting on March 31, 2016 and 220,609 RSUs will vest quarterly over a one-year period starting on March 31, 2017. The vesting of Mr. Williams’ RSUs is subject to his continued employment on the applicable vesting date.

There are no family relationships between Mr. Williams and any of the directors and executive officers of the Company, and there are no transactions in which Mr. Williams has an interest requiring disclosure under Item 404(a) of Regulation S-K.

On June 3, 2015, the Company announced that Jason Child resigned as Chief Financial Officer of the Company, effective immediately, in order to relocate to the West Coast. The Company expects that Mr. Child will continue to serve in an advisory role with the Company through July 2015. Mr. Child’s resignation was unrelated to any disagreement with the Company on any matter.

On June 3, 2015, the Company appointed Brian Kayman, the Company’s current Vice President, Tax and Treasurer, as the Company’s Interim Chief Financial Officer while the Company selects a permanent replacement.

Mr. Kayman, age 52, has served as the Company’s Vice President, Tax since May 2012 and Treasurer since April 2013. Mr. Kayman previously served as an active principal at Miller Cooper & Co., Ltd. from 2004 to 2012, a partner at Deloitte & Touche LLP from 2002 to 2004 and spent approximately 14 years as a C.P.A. at Arthur Andersen, most recently as a partner.

There are no family relationships between Mr. Kayman and any of the directors and executive officers of the Company, and there are no transactions in which Mr. Kayman has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 8.01. Other Events

On June 3, 2015, Groupon announced that its Board of Directors has approved a $200 million increase to its previously announced $300 million share repurchase program. The additional authorization will commence immediately and continue through August 2017. The timing and amount of any share repurchases will be determined based on market conditions, share price and other factors, and any such repurchases may be made in the open market or through privately negotiated transactions. Repurchases will be made in compliance with SEC rules and other legal requirements and may be made in part under a Rule 10b5-1 plan, which permits stock repurchases when Groupon might otherwise be precluded from doing so.

On June 3, 2015, the Company issued a press release announcing the matters described above. A copy of this press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

The information contained in Exhibit 99.1 relating to the Company’s guidance for the second quarter and full year 2015 is being furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release, issued June 3, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GROUPON, INC.

Dated: June 3, 2015	By:	/s/ Brian Stevens
	Name:	Brian Stevens
	Title:	Chief Accounting Officer

Exhibit Index

Exhibit No.	Description

99.1	Press release, issued June 3, 2015